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As filed with the Securities and Exchange Commission on May 14, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 First Avenue
Sunnyvale, CA 94089
(Address of principal executive offices)

Amended and Restated 1996 Employee Stock Purchase Plan
(Full title of the Plan)

Susan Decker
Senior Vice President, Finance and Administration, and Chief Financial Officer
701 First Avenue
Sunnyvale, CA 94089
408-349-3300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua L. Green
Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Amended and Restated 1996 Employee Stock Purchase Plan
Common Stock, $0.001 par value	4,000,000	$15.89 (2)	$63,560,000	$15,890.00

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the "Securities Act") solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq National Market on May 10, 2001, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The Securities and Exchange Commission (the "Commission") requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), until we terminate the effectiveness of this registration statement.

    The following documents filed with the Commission are hereby incorporated by reference:

    (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (filed on March 16, 2001) (File No. 812-11976), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

    (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (filed on May 4, 2001) (File No. 0-28018).

    (c) Our Current Reports on Form 8-K, filed with the Commission on January 10, 2001 (File No. 812-11976), March 8, 2001 (File No. 812-11976), March 19, 2001 (File No. 812-11976), April 12, 2001 (File No. 0-28018) and April 17, 2001 (File No. 0-28018), and our Report on Form 8-K/A filed on January 19, 2001 (amending our 8-K filed on September 22, 2000) (File No. 812-11976).

    (d) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on March 12, 1996 (File No. 0-26822), as updated by our Current Report on Form 8-K filed with the Commission on August 11, 2000 (File No. 812-11976).

    (e) The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the Commission on March 19, 2001 (File No. 0-28018).

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to the Stock Plan Administration Department, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article XII of our amended and restated certificate of incorporation and Article VI of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

    We have also entered into agreements with our directors and certain officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We maintain liability insurance for the benefit of our officers and directors.

    The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1*	Amended and Restated 1996 Employee Stock Purchase Plan
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see signature page)

* Incorporated herein by reference to Yahoo! Inc.'s Annual Report on 10-K for the fiscal year ended December 31, 2000.

Item 9. Undertakings.

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Yahoo! Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 11th day of May, 2001.

YAHOO! INC.
By:	/s/ SUSAN DECKER Susan Decker, Senior Vice President, Finance and Administration, and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry S. Semel and Susan Decker, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERRY S. SEMEL Terry S. Semel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 11, 2001
/s/ JEFF MALLETT Jeff Mallett	President, Chief Operating Officer and Director	May 11, 2001
/s/ SUSAN DECKER Susan Decker	Senior Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)	May 11, 2001
/s/ JAMES J. NELSON James J. Nelson	Vice President, Finance (Principal Accounting Officer)	May 11, 2001

/s/ TIMOTHY KOOGLE Timothy Koogle	Vice Chairman of the Board	May 11, 2001
/s/ ERIC HIPPEAU Eric Hippeau	Director	May 11, 2001
/s/ ARTHUR H. KERN Arthur H. Kern	Director	May 11, 2001
/s/ EDWARD KOZEL Edward Kozel	Director	May 11, 2001
/s/ MICHAEL MORITZ Michael Moritz	Director	May 11, 2001
/s/ JERRY YANG Jerry Yang	Director	May 11, 2001

INDEX TO EXHIBITS

Exhibit Number
4.1*	Amended and Restated 1996 Employee Stock Purchase Plan
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see signature page)

* Incorporated herein by reference to Yahoo! Inc.'s Annual Report on 10-K for the fiscal year ended December 31, 2000.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.